SUBSIDIARIES OF THE REGISTRANT
(AS OF MARCH 1, 2007)

STATE OF
NAME	INCORPORATION

German American Bancorp	Indiana
GAB Investment Company, Inc.	Nevada
GAB Investment Center, Inc.	Nevada
GAB Investments, LLC	Nevada
First Title Insurance Company	Indiana
German American Reinsurance Company, Ltd.	Turks and Caicos Islands
Financial Services of Southern Indiana, Inc.	Indiana
German American Financial Advisors & Trust Company	Indiana
German American Insurance, Inc.	Indiana
Allied Premium Finance Company	Indiana

Exhibit 21